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                                                                     EXHIBIT 3.4
                                                                          PAGE 1

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                            ------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ADVOCAT INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF NOVEMBER, A.D. 2000, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.








[SEAL]                                /s/ Edward J. Freel
                                      ----------------------------------------
                                      Edward J. Freel, Secretary of State

                                      AUTHENTICATION:  0780342

                                                DATE:  November 8, 2000

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                           CERTIFICATE OF DESIGNATION

                                       OF

                                  ADVOCAT INC.

                       Pursuant to the Provisions of the
                        Delaware General Corporation Law

                    ----------------------------------------

To the Secretary of State of the State of Delaware:

         Pursuant to the provisions of Section 151 of the Delaware General Corporation Law (the "Delaware Act"), the undersigned corporation submits this Certificate of Designation for the purpose of designating a series of shares and fixing and determining the relative rights and preferences thereof:

         1.       The name of the corporation is Advocat Inc.

         2. The following resolution, designating a series of shares of Advocat Inc. (the "Corporation") and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation at a duly called meeting held on November 7, 2000.

         RESOLVED, that pursuant to the powers expressly delegated to the Board of Directors by Sections 4 and 12 of the Certificate of Incorporation of the Corporation and pursuant to Section 102 of the Delaware Act, the Corporation designates as Series B Convertible Preferred Stock (the "Series B Preferred Stock") that number of shares having the powers, preferences and rights as is set forth below.

         RESOLVED, that the President, Chairman of the Board of Directors, Vice President or Secretary of the Corporation, and each of them, be, and hereby are, authorized and directed to execute, file and deliver all such instruments, agreements, applications or other documents or amendments to any thereof that may be required, necessary or desirable to carry fully into effect the foregoing resolution and that the execution, filing or delivery of all of such shall be deemed conclusive evidence of the approval and authorization by this Corporation of such acts.

         All terms used herein which are defined in the Certificate of Incorporation of the Corporation shall have the same meaning herein, unless defined herein or the context otherwise requires.


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         Section 1.        Designation and Amount. Of the authorized 800,000
shares of undesignated Preferred Stock, 600,000 shall be designated Series B Convertible Preferred Stock. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no resolution shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding.

         Section 2. Dividends and Distributions. (a) The holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the net profits of the Corporation, dividends per share equal to 7% per annum of the Stated Value (as herein defined) of such Series B Preferred Stock, payable quarterly. No dividend shall be paid in cash prior to the later of (1) October 1, 2002, and (2) the end of the fiscal quarter following the date that certain reimbursement promissory note issued by the Corporation to AmSouth Bank dated November ____, 2000 (the "Reimbursement Note") has been paid in full (the "Dividend Payment Date"). Dividends on the outstanding shares of Series B Preferred shall begin to accrue and accumulate (whether or not declared) from the Issue Date of the Series B Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue and accumulate on a daily basis and compound on a quarterly basis (to the extent not otherwise declared and paid as set forth above), in each case whether or not declared. In the event the Series B Preferred Stock is converted as provided in Section 8 below prior to the Dividend Payment Date, accrued but unpaid dividends payable upon such conversion shall be payable by promissory note maturing no later than the Dividend Payment Date in substantially the same form as the Subordinated Note (as defined in Section 11 below) or by conversion as provided in Section 8(e) below, but not in cash. Notwithstanding anything to the contrary in this
Section 2, after the Dividend Payment Date, the Board of Directors shall declare dividends on the Series B Preferred Stock to the extent, in its good faith judgment, there are Available Funds (defined in Section 12 below) to pay such quarterly dividends. To the extent there are insufficient Available Funds to pay all holders of the Preferred Stock the full quarterly dividend for any quarter, the Board of Directors shall declare a dividend to all holders of the Preferred Stock on a pro rata basis to the extent of Available Funds, if any. Holders of shares of the Preferred Stock shall be entitled to receive such dividends in preference to and in priority over dividends upon Junior Stock (defined in Section 12 below). All dividends declared upon the Series B Preferred Stock shall be declared pro rata per share. For purposes hereof, the term "Stated Value" shall mean $8.3829 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series B Preferred Stock.

         (b) Dividends on the Series B Preferred Stock shall be cumulative and compounded quarterly and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year.

         Section 3. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the


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holders of Junior Stock, an amount in cash equal to the Stated Value per share plus any dividends thereon accrued but unpaid. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         (b) If any shares of Series A Preferred Stock are then outstanding based upon a Distribution Date (as defined in the Rights Agreement dated as of March 13, 1995 by and between Advocat and Third National Bank in Nashville - the "Rights Agreement") caused by an Acquiring Person (as defined in the Rights Agreement) other than the holder of the Series B Preferred Stock, then after the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock pursuant to Section 3(a) above and any other series of Preferred Stock which is senior in priority to the Series A Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, no distribution shall be made (1) as to the holders of shares of stock ranking junior to the Series A Preferred Stock unless prior thereto the holders of Series B Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (i) $100.00 per share or (ii) an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of Series A Preferred Stock or any other stock ranking on a parity with the Series A Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. Notwithstanding the foregoing, in the event a holder of Series B Preferred Stock transfers any shares of Series B Preferred Stock to an Acquiring Person, then the rights to distributions subsequent to the date of such transfer provided to such holder pursuant to this
Section 3(b) shall be null and void. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to the event described under clause (1) above of the immediately prior sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (c) If no shares of Series A Preferred Stock are then outstanding, then after the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation,


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the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to stockholders.

         (d) The Corporation will mail written notice of any distribution upon liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock.

         Section 4. Certain Restrictions. (a) At any time when there are accrued and unpaid dividends and distributions, whether or not declared and whether before or after the Dividend Payment Date, on shares of Series B Preferred Stock outstanding, the Corporation shall not:

         (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock (provided that the Corporation may redeem shares of Common Stock from employees pursuant to rights of the Corporation under employment agreements or employee benefit plans);

         (ii) except as permitted in subparagraph 4(a)(iii) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

         (iii) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, except in accordance with a pro rata purchase offer for all or any portion of the shares of Series B Preferred Stock made in writing to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         (c) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class:

         (i) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a


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                  parity with the Series B Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

         (ii) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock or other equity interest of such subsidiary;

         (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

         Section 5. Voting Rights. Except as otherwise provided by law and Sections 4 and 14 of this Designation, the holders of shares of Series B Preferred Stock shall have no voting rights and their consent shall not be required for taking corporation action.

         Section 6. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock that may be reissued as a part of a new series of Preferred Stock, subject to the restrictions set forth in other Certificates of Designation, or to Certificates of Amendment, creating a series of Preferred Stock or any other similar stock or is otherwise required by law.

         Section 7. Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which all or substantially all of the shares of the Corporation are exchanged for or changed into other stock or securities, cash, and/or any other property, and if any shares of Series A Preferred Stock are then outstanding based upon a Distribution Date caused by an Acquiring Person other than the holder of the Series B Preferred Stock, then in any such case, at the option of the holders of Series B Preferred Stock, each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provisions hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time declare or pay any dividend on the Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Notwithstanding the foregoing, in the event a holder of Series B Preferred Stock transfers any shares of Series B Preferred Stock to an Acquiring Person, then the rights to distributions subsequent to the date of such transfer provided to such holder pursuant to this
Section 7 shall be null and void.


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         Section 8.        Conversion. (a) Each share of Series B Preferred
Stock may be converted at any time, at the option of the holder thereof, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect (the "Conversion Rate"), provided, however, that on any redemption of any Series B Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock. The initial conversion price, subject to adjustment as provided herein, is equal to $4.6705 (the "Conversion Price"). The initial Conversion Rate for the Series B Preferred Stock shall be 1.7949 shares of Common Stock for each one share of Series B Preferred Stock surrendered for conversion.

         (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this
Section 8(b), be issuable upon conversion of any Series B Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the Current Value (as defined in Section 12 below) of such fraction of a share of Common Stock, calculated to the nearest one-one hundredth (1/100) of a share.

         (c) In order to exercise the conversion privilege, the holder of any Series B Preferred Stock to be converted shall surrender its certificate or certificates therefor to the principal office of the transfer agent for the Series B Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion and, if less than all shares of Series B Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series B Preferred Stock not converted.

         (d) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.


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         (e)      Upon any such conversion, any accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion (the "Unpaid Dividends") shall be paid:

         (1) to the extent available and subject to the limitations contained in Section 9(c)(1), by conversion into additional shares of Common Stock;

         (2) to the extent the Unpaid Dividends can not be converted into Common Stock, if the Reimbursement Note has been paid in full, then in cash; and

         (3)      any remaining Unpaid Dividends, by promissory note.

A holder of shares of Series B Preferred Stock may waive the payment of accrued but unpaid dividends in its sole discretion. If the holder of shares of the Series B Preferred Stock to be converted accepts a promissory note as payment for any unpaid dividends accrued on the shares to be converted, the promissory note shall be in substantially the same form as the Subordinated Note and will mature on the last day of the quarter following the payment in full of the Reimbursement Note. The number of additional shares of Common Stock to be issued in respect of any Unpaid Dividends shall be equal to the amount of such accrued but unpaid dividends divided by the Current Value of the Common Stock. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the Current Value of such fraction of a Share shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

         (f) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right to the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

         Section 9. Mandatory Conversion. (a) Subject to the limitations set forth in Section 9(c) below, the Corporation shall have the right to cause the conversion of Series B Preferred Stock into shares of Common Stock at its then effective Conversion Price at any time, provided that the Current Value of the Corporation's Common Stock on the date of the notice described in Section 9(b) below and on the Conversion Date (as defined in Section 9(b) below) is equal to or greater than 150% of the Conversion Price. In such a mandatory conversion, the Corporation will pay accrued and unpaid dividends as provided in
Section 8(e).

         (b) All holders of record of shares of Series B Preferred Stock will be given at least 30 days' prior written notice (the "Conversion Notice") of the date fixed (the "Conversion Date") and the place designated for mandatory conversion of all (or if limited pursuant to Section 9(c)(1), such portion) of such shares of Series B Preferred Stock pursuant to this Section 9. The Conversion Notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series B


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Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of Series B Preferred Stock shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in the Conversion Notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 9. Subject to Section 9(c), on the date fixed for conversion, all rights with respect to the Series B Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted and payment of any accrued and unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. Subject to Section 9(c), all certificates evidencing shares of Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions of Section 9(a) shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 8(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

         (c) Notwithstanding anything in this Designation to the contrary, the Corporation may not require conversion of the shares of Series B Preferred Stock into shares of Common Stock pursuant to this Designation and the holders of the Series B Preferred Stock shall continue to hold shares of Series B Preferred Stock after delivery of a Conversion Notice, unless, as of the date of the proposed conversion:

                  (1) the accountants or legal counsel of the holders of such Series B Preferred Stock to be converted render a written opinion (the "Conversion Opinion") to such holders prior to conversion that such conversion will not result in, cause or create a material risk of, the holders losing its or their status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended; provided, however, that the Corporation may convert a portion of the Series B Preferred Stock to Common Stock pursuant to Section 9(a) if the accountants or legal counsel of the holders of such Series B Preferred Stock to be converted render a Conversion Opinion with respect to such portion and if subparagraphs (2) thru (5) of this Section 9(c) are satisfied as of the date of the proposed conversion;


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                  (2)      the Common Stock is registered pursuant to Section 12
                           of the Securities Exchange Act of 1934, as amended (the "34 Act") and the Corporation has timely filed all reports required to be filed by the Corporation under the 34 Act within the previous two years;

                  (3) no Event of Default (as defined in Section 12 below) has occurred and is continuing;

                  (4) the Common Stock is listed for trading on the Nasdaq National Market, the New York Stock Exchange or upon a comparable national stock exchange; and

                  (5) the average weekly trading volume of the Common Stock over the prior four weeks was at least 500,000 shares traded (as adjusted for stock splits, stock dividends or similar transactions).

All costs associated with the Conversion Opinion shall be paid by the Corporation.

         (d) If the Corporation may not convert all or any portion of the shares of Series B Preferred Stock (the "Unconverted Shares") to the Corporation's Common Stock pursuant to Section 9(a) solely because of the limitation set forth in Section 9(c)(1), then, provided that the Reimbursement Note has been paid in full, on the Conversion Date, the Corporation may redeem all of the Unconverted Shares at a per share price in cash equal to the greater of (1) the Current Value on the date of the Conversion Notice and (2) the closing price on the last Trading Day (as defined in Section 12) immediately prior to the Conversion Date, plus an amount equal to any dividends accrued but unpaid thereon (such amount is hereinafter referred to as the "Corporation's Redemption Price").

         (e) On or prior to the Conversion Date, each holder of Series B Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, and thereupon the Corporation's Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Conversion Date, unless there shall have been a default in payment of the Corporation's Redemption Price, all rights of the holders of the Series B Preferred Stock redeemed (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         Section 10. Conversion Price. The Conversion Price per share for the Series B Preferred Stock shall be subject to adjustment from time to time as provided below.


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

                  (a) Adjustments to Conversion Price Based on Changes in Capitalization. If outstanding shares of the Junior Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Junior Stock or other securities of the Corporation convertible into or exchangeable for Junior Stock (in which latter event the number of shares of Junior Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Junior Stock of the Corporation, or upon any other event which would reasonably require equitable adjustment for the benefit of the holders of Series B Preferred Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend or at the date of such other event shall, simultaneously with the effectiveness of such subdivision or other event or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this subsection (a) shall become effective at the close of business on the date the subdivision or combination or other event referred to herein becomes effective.

                  (b) Adjustments to Conversion Price Based on Future Issuances. If at any time or from time to time the Corporation shall issue or sell Additional Shares of Junior Stock (as hereinafter defined) other than in a transaction which falls within subsection (a), for a consideration per share less than the then existing Conversion Price, then, and thereafter successively upon each such issuance or sale, the Conversion Price shall, pursuant to the following formula (the "Conversion Formula"), be adjusted to a Conversion Price (calculated to the nearest cent) determined by dividing:

                           (i) an amount equal to the sum of (A) the Conversion Price immediately prior to such issue or sale, multiplied by the number of shares of Junior Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the aggregate consideration, if any, received or to be received by the Corporation upon such issue or sale, by

                           (ii) the number of shares of Junior Stock outstanding at the close of business on the date of such issue or sale after giving effect to the issuance of such Additional Shares of Junior Stock.

                  (c) Definitions for Purposes of this Section 10. Notwithstanding any contrary definitions in these Articles, for purposes of this
Section 10, the following definitions shall apply:

                  (1) Consideration. For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock acquired upon conversion of the Series B Preferred Stock, as provided above, the consideration received by the Corporation for any issue or sale of securities shall:

                                    (i)      to the extent it consists of cash,
                  be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares are offered by


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                  the Corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith;

                                    (ii)     to the extent it consists of
                  property other than cash, be computed at the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; provided, however, that such fair market value as determined by the Board of Directors of the Corporation, when added to any cash consideration received in connection with such issuance or sale, shall not exceed the aggregate market price of the Additional Shares of Junior Stock being issued, as of the date of the adoption of such resolution; and

                                    (iii)    Additional Shares

                                            (A) if Additional Shares of Junior
                           Stock or Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Junior Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for consideration which covers both, the consideration received for the Additional Shares of Junior Stock, Convertible Securities or rights or options shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors of the Corporation to be allocable to such Additional Shares of Junior Stock, Convertible Securities or rights or options. For the purpose of making any adjustment in the Conversion Price provided in this
                           Section 10, if at any time, or from time to time, the Corporation issues any stock or other securities convertible into Additional Shares of Junior Stock (such stock or other securities being hereinafter referred to as "Convertible Securities") or issues any rights or options to purchase Additional Shares of Junior Stock or Convertible Securities (such rights or options being hereinafter referred to as "Rights"), then, and in each such case, the Corporation shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Junior Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this
                           Section 10, "Effective Conversion Price" shall mean an amount equal to the sum of the lowest amount of consideration, if any, received or receivable by the Corporation with respect to any one Additional Share of Junior Stock upon issuance of the Rights or


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

                           Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of Additional Shares of Junior Stock on the exercise of any such Rights or the conversion of any such Convertible Securities;

                                            (B) if the purchase price or rate at
                           which any Rights or Convertible Securities are convertible into or exchangeable for Additional Shares of Junior Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect shall forthwith be readjusted as otherwise provided herein to the Conversion Price that would have been in effect at such time had such Rights or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion right, as the case may be, at the time initially issued, granted or sold. If the purchase price, or the rate or the additional consideration (if any) payable upon the exercise, conversion or exchange of any Rights or Convertible Securities shall be changed at any time or by reason of provisions with respect thereto designed to protect against dilution, then in the case of the delivery of shares of Junior Stock upon exercise, conversion or exchange of any such Rights or Convertible Security, the Conversion Price then in effect hereunder shall, upon issuance of such shares of Junior Stock, be adjusted to such amount as would have obtained had such Right or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Junior Stock delivered as aforesaid and for the consideration actually received for such Convertible Security and the Junior Stock;

                                            (C) in the event of the termination
                           or expiration of any right to exercise, convert or exchange Rights or Convertible Securities, the Conversion Price then in effect shall, upon such termination, be changed to the Conversion Price that would have been in effect at the time of such expiration or termination had such Right or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Junior Stock issuable thereunder shall no longer be deemed to be outstanding Junior Stock.

                  (2)      Outstanding Junior Stock. For purposes of this
         Section 10, in determining the number of shares of the Junior Stock of this Corporation outstanding at any time, there shall be included, in addition to the Junior Stock then issued and outstanding, all Junior Stock then issuable upon exercise of all outstanding Rights and conversion of all outstanding Convertible Securities.

                  (3) Additional Shares of Junior Stock. "Additional Shares of Junior Stock" as used in this Section 10 shall mean all shares of Junior Stock or Convertible Securities and Rights issued by the Corporation subsequent to the date of these Designation, other than (i)


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

         shares of Common Stock issued pursuant to the conversion of Series B Preferred Stock, and (ii) the issuance and sale of, or the grant of options to purchase Common Stock, to employees, directors or officers of, or bona fide consultants to, the Corporation and its subsidiaries pursuant to stock plans or options or agreements adopted or approved by the Corporation's Board of Directors (including shares issued or sold pursuant to the exercise of any stock option or purchased pursuant to a grant under the Corporation's stock option plans or stock purchase plans or pursuant to agreements entered into for employee compensation purposes prior to the date of this Designation).

                  (d) Certification of Adjustments. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, if the change is greater than 1% from the previous change the Corporation, at its expense, shall cause independent public accountants selected by the Corporation to compute such adjustment or readjustment in accordance with this Certificate and to prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect for the Series B Preferred Stock, and (ii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock. The form of such certificate shall be reasonably acceptable to the holders of record of a majority of the shares of Series B Preferred Stock then outstanding.

         Section 11.       Mandatory Redemption.

         (a) At any time on or after the earlier to occur of (1) an Event of Default and (2) September 30, 2007, holders of the Series B Preferred Stock may require the Corporation to redeem all or a portion of the shares of Series B Preferred Stock held by such holders (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price in cash equal to the Stated Value per share, plus an amount equal to any dividends accrued but unpaid thereon (such amount is hereinafter referred to as the "Redemption Price"); provided, however, that if the Reimbursement Note has not been paid in full as of the date the holders of the Series B Preferred Stock require the Corporation to redeem such shares of Series B Preferred Stock (the "Redemption Date"), the Corporation may pay the Redemption Price by delivery of a promissory note in the amount of the Redemption Price to the holder of the Series B Preferred Stock to be redeemed. If the holder of shares of the Series B Preferred Stock to be redeemed is to receive a promissory note as payment of the Redemption Price, the promissory note shall be in substantially the same form as the Subordinated Note and will mature on the last day of the quarter following the payment in full of the Reimbursement Note. If the Corporation is unable on the Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.


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

         (b) On or prior to the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred Stock redeemed (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         Section 12. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

                  "Available Funds" shall mean any funds legally available for the payment of dividends and interest accrued with respect to shares of the Series B Preferred Stock.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which the Rights Agent is authorized or obligated by law or executive order to close.

                  "Current Value" of any share of Preferred Stock, Common Stock or any other property on any date shall be determined as provided in this
Section 12. In the case of publicly traded securities, Current Value on any date shall be deemed to be the average of the daily closing prices per share of such stock for the thirty (30) consecutive Trading Days immediately prior to such date; provided, however, that in the event the Current Value per share of any security is determined during a period which includes any date that is within 30 Trading Days after the announcement by the issuer of such security of a dividend or distribution payable in shares of such securities or securities convertible into shares of such securities (other than the Rights), or any subdivision, combination or reclassification of such securities, then, and in each such case, the Current Value shall be properly adjusted to take into account ex-dividend or post-effective date trading. The closing price for each day shall be the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System or such other system then in use, or, if on any such date such securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board or, if the securities are listed or admitted to trading on the New York Stock Exchange, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system or, if such securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such securities are listed or admitted to trading.


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

If the security is not publicly held or not so listed or traded, "Current
Value" means the fair value of a share of Preferred Stock, Common Stock or other property, as determined by a "Big Five" or other nationally recognized accounting firm (jointly selected by the Corporation and holders of Series B Preferred Stock), which shall be determined based on the fair market value of the Corporation and the number of outstanding shares of stock of the Corporation (assuming full conversion of all convertible shares of stock of the Corporation) and without any discount relating to minority ownership, lack of liquidity or similar factors. If the holders of Series B Preferred Stock (voting as a class) and the Corporation are unable to agree on the accounting firm, then each shall choose an accounting firm, and those accounting firms shall jointly select another nationally recognized accounting firm to perform the value determination.

                  "Event of Default" shall have such meaning as is ascribed to it in the Stock Issuance and Subscription Agreement between the Corporation and Omega Healthcare Investors, Inc., a Maryland corporation.

                  "Issue Date" means the date on which the shares of Series B Preferred are issued.

                  "Junior Stock" shall mean any shares of any series or class of capital stock of the Corporation, other than the Series B Preferred Stock.

                  "Subordinated Note" means the Subordinated Note in the original principal amount of $1,700,000 from the Corporation in favor of Omega Healthcare Investors, Inc., a Maryland corporation.

                  "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of such security are listed or admitted to trading is open for the transaction of business or, if the shares of such security are not listed or admitted to trading on any national securities exchange, a Business Day.

         Section 13. Costs. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series B Preferred Stock, including without limitation, any tax or other charge (other than any transfer tax) imposed in connection with the issue and delivery of shares of Common Stock or other securities at the time of such conversion in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

         Section 14. Amendment. The Corporation shall not amend, alter or repeal its Certificate of Incorporation, its Bylaws or this Certificate of Designation in any manner which would materially alter or change the powers, preferences or rights of the Series B Preferred Stock so as to effect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a class.


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

         This Certificate of Designation to the Certificate of Incorporation of the Corporation shall be effective immediately upon filing thereof with the Secretary of the State of Delaware.


                                              ADVOCAT INC.


                                              By: /s/ James F. Mills, Jr.
                                                 ------------------------------
                                                      James F. Mills, Jr.
                                              Title:  Sr. VP & CFO
                                                    ---------------------------

Dated: November 8, 2000



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